AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 17th day of October, 1996, by and between GROUP ONE INVESTMENTS, INC., an Illinois corporation ("Purchaser"), and 100 PROVIDENCE SQUARE LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty Million, Five Hundred Ten Thousand And No/100 Dollars ($20,510,000.00) (the "Purchase Price"), that certain property commonly known as Providence Square Apartments, Charlotte, North Carolina, legally described on Exhibit A attached hereto (the "Property").

     The Purchase Price shall also include all of Seller's right, title and interest in and to the following: (a) intangible property, whether enumerated in this Agreement or not, now or subsequently used in connection with the operation or maintenance of the Property, other than any computer software, including but not limited to all leases, licenses and other agreements to occupy all or any part of the Property; (b) tenant security deposits; (c) all unexpired claims, warranties, guarantees and sureties, if any, given in connection with the construction, improvement or equipment of or on the Property; (d) all service contracts and management agreements for the benefit of the Property which Purchaser agrees to assume; (e) all rights to use any name by which the Property may be commonly called; and (f) all architectural, engineering and construction plans, tests, reports, drawings and specifications, if any (collectively the "Intangible Property").

     The Purchase Price shall also include all right, title and interest of Seller (a) to land, if any, lying in the bed of any street, road or avenue, open or proposed, at the foot of or adjoining the Property to the center line of such street, road or avenue, (b) to the use of all easements, if any, whether of record or not, appurtenant to the Property and (c) the use of all strips and rights-of-way, if any, abutting, adjacent to, contiguous to or adjoining the Property (collectively the "Appurtenant Rights").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and
     2.2. Upon the expiration of the "Inspection Period" (as hereinafter defined), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Additional Earnest Money", and, collectively with the Initial Earnest Money, the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement; and

     2.3 The assumption by Purchaser of Seller's obligations under the "Loan Documents" (as hereinafter defined), being an amount equal to the outstanding principal balance of and all accrued and unpaid interest on the "Note" (as hereinafter defined) as of the "Closing Date" (as hereinafter defined); and
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     2.4  On the "Closing Date" (hereinafter defined), the balance of the
Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 3:00 p.m. Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's ALTA title insurance policy issued by Chicago Title Insurance Company (hereinafter referred to as "Title Insurer") dated August 29, 1996 for the Property (the "Title Commitment"), along with copies of each of the documents referred to as numbers 5-15, inclusive, in Schedule B - Section 2 of the Title Commitment (collectively, the "Title Exceptions"). For purposes of this Agreement, but subject to the terms and conditions hereinafter set forth, "Permitted Exceptions" shall mean: (a) the Title Exceptions; (b) matters shown on the "Existing Survey" (hereinafter defined); (c) matters caused by the actions of Purchaser; (d) the Loan Documents; and (e) the title exceptions set forth in Schedule B - Section 2 of the Title Commitment as Numbers 3 and 4.
All other exceptions to title shall be referred to as "Unpermitted Exceptions". Notwithstanding anything to the contrary contained herein, Purchaser shall have ten (10) days after its receipt of a signed counterpart of this Agreement from Seller in which to review the Title Commitment, the Title Exceptions and the Existing Survey, and to confirm the availability of such title endorsements as Purchaser shall require (the "Endorsements"), and to notify Seller of any objections thereto, and the reasons for Purchaser's objection. In the event that Purchaser fails to notify Seller of any objections thereto within the aforesaid ten (10) day period, Purchaser shall be deemed to have approved the Permitted Exceptions, including the Existing Survey and the Endorsements. In the event that Purchaser does notify Seller of one or more objections to the Title Commitment, the Title Exception, the Existing Survey and/or the Endorsements, and the reasons for Purchaser's objection, within the aforesaid ten (10) day period, Seller shall have ten (10) days from its receipt of Purchaser's objection to, at its option, either (i) accept the objections, in which case the objections shall become Unpermitted Exceptions, or (ii) reject the objection, in which case, subject to the provisions of the immediately following sentence, this Agreement shall become null and void without further action of the parties, and all Earnest Money theretofore deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding the foregoing, if Seller rejects the Purchaser's objection within the aforesaid ten
(10) day period, Purchaser shall have ten (10) days from its receipt of Seller's rejection to withdraw its objection to the Permitted Exceptions, and to approve the Permitted Exceptions. Absent notice from Seller that Seller is terminating this Agreement as a result of Purchaser's objections, Seller shall be deemed to have accepted the Purchaser's objections, and the objections shall be deemed Unpermitted Exceptions. The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser an ALTA title policy in conformance with the previously delivered Title Commitment, with extended coverage and including the Endorsements, subject to the Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser shall pay for all of the costs of the Title Commitment and Title Policy, including, but not limited to, any fees paid to a North Carolina attorney for
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an opinion of counsel required for the Title Insurer to issue the Title Policy.
Purchaser shall also pay for all of the costs of the Endorsements, including, but not limited to, any fees paid to a North Carolina attorney for an opinion of counsel required for the Title Insurer to issue the Endorsements.

     3.2. Purchaser has received a survey of the Property prepared by Bobby J. Raye, dated October 30, 1985, and last revised on September 11, 1995, (the "Existing Survey"). Purchaser shall pay for all of the costs of updating the Existing Survey, and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 30 days after the date hereof. The Updated Survey shall be certified to Purchaser and the Title Insurer, shall be prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1992, and shall include the following item numbers from Table A thereof: 1, 2, 3, 4, 6, 7(a) and (c), 8, 9, 10 and 11(a) - (d), or such other lesser standards acceptable to Purchaser. The Updated Survey shall also (a) depict the location and the dimensions of the Property and all of the improvements thereon; (b) indicate the street address and legal description of the Property, the square footage of the Property and all of the improvements and the number of parking spaces, if any; (c) show all curb cuts, driveways, parking spaces, if any, streets and alleys adjacent to the Property, and vehicular access from the Property to said streets and alleys; (d) show the present location of all recorded easements, visible easements, utility lines and building lines on the Property and the location of any encroachments onto or over easements, building lines, rights of way or any adjoining property, or onto the Property by any adjoining property; and (e) certify whether the Property is located in an area identified by an agency or department of the federal government as having special flood or mudslide hazards which would require flood insurance under the Flood Insurance Act of 1968, as amended from time to time, or under any other applicable law or regulation. The parties agree that Purchaser shall not be obligated to consummate the purchase of the Property unless the Updated Survey is sufficient to enable the Title Insurer to delete the general survey exception and to issue the Title Policy free from any survey matters, other than those shown in the Existing Survey.

     3.3. The obligation of Purchaser to pay the various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.
4.   PAYMENT OF TRANSFER TAXES AND CLOSING COSTS.

     4.1. Seller shall pay for all of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser, other than those pertaining to the Loan Documents. Costs relating to the Loan Documents shall be deemed to be "Lender Consent Costs" (as hereinafter defined), and shall be governed by the provision set forth in Paragraph 25.

     4.2. Purchaser and Seller shall each pay for one-half of all escrow and other closing fees charged by the Title Insurer in connection with closing the subject transaction, other than those costs set forth in Paragraph 3.1 and 4.1.
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5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the delivery of the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the delivery of the Updated Survey, as applicable, at Seller's expense, to bond over, cure and/or have any Unpermitted Exceptions removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time period, it being understood that Purchaser shall not be obligated to close prior to the expiration of the aforementioned time period, unless Seller has bonded over, cured and or had the Unpermitted Exceptions removed from the Title Commitment or had the Title Insurer commit to insure against loss or damage that may be accessed by such Unpermitted Exceptions. If Seller fails to cure or have said Unpermitted Exceptions removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period, Purchaser may, at its option, either (a) terminate this Agreement upon notice to Seller within five
(5) days after the expiration of said thirty (30) day period; or (b) consummate the subject transaction, in which case Purchaser shall be entitled to a credit at closing equal to the sum of all Unpermitted Exceptions of a definite or ascertainable amount. Absent notice from Purchaser to Seller that it has elected to terminate this Agreement, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exceptions, and shall be entitled to the aforesaid credit at closing. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties, and all Earnest Money theretofore deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser or its nominee by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     6.2. Subject to the provisions hereinafter set forth in this Section 6.2, if between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence, and provide Purchaser with copies of any documentation received by Seller in connection therewith (collectively, the "Condemnation Notice"). In the event that the taking of any part of the Property shall: (a) materially impair access to the Property; (b) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (c) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          (i) terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          (ii) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     Notwithstanding anything to the contrary contained in this Section 6.2, the parties hereto acknowledge that the Department of Transportation of Mecklenburg County, North Carolina, Case 96-CVS 6875 seeks to condemn a portion of the Property for the widening of Providence Road (the "Providence Road Condemnation"), and agree that (a) any condemnation award relating to the Providence Road Condemnation shall be credited to Purchaser by Seller at closing, if Seller has already received the benefit of such award, or (b) Seller shall assign to Purchaser at closing all of Seller's right, title and interest in and to the condemnation award relating to the Providence Road Condemnation.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of the Condemnation Notice, whether Purchaser elects to exercise its rights under Paragraph 6.2(i) or Paragraph 6.2(ii). Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2(ii). If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on October 30, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate, including, but not limited to, any appraisals, engineering, environmental and other due diligence studies, tests and surveys. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser actual and complete copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, the Existing Survey, and unaudited year end 1995 and year to date (through August 30, 1996) operating statements. Furthermore, to the extent that any of the following items are (a) in the possession of Seller or the "Asset Manager" (as hereinafter defined), or (b) readily available to Seller or the Asset Manager, Seller shall deliver to Purchaser actual and complete copies of the following:

     (i)  unaudited year end 1993 and 1994 operating statements;

     (ii) all licenses, permits, authorizations and approvals issued to Seller by all governmental authorities having jurisdiction over the Property;

     (iii) the most recent bills for water charges and other utilities, together with proof of payment;

     (iv) the insurance loss history report, including all insurance claims and settlements relating to the Property within the past three (3) years;

     (v) petitions for appeal of property taxes and/or assessments for the Property which have been contested by Seller over the immediately preceding three (3) year period and the results thereof;

     (vi) all "as built" plans and specifications for the improvements and copies of all reports or studies relating to the engineering, environmental conditions, physical conditions and/or operation of the Property;

     (vii)  the most recent termite report for the Property;

     (viii) any operations and maintenance plan or plans implemented for the Property by Seller; and

     (ix) any other information that Purchaser shall reasonably request.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense, and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys (x) selected by Purchaser, and (y) reasonably acceptable to Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If, for any reason, Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period, (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Initial Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     Upon the expiration of the Inspection Period, unless Purchaser has elected to terminate this Agreement in accordance with the provisions of the Escrow Agreement, Purchaser shall deposit the Additional Earnest Money with Title Insurer.

     7.2. Seller or Seller's predecessor-in-interest acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property except as may otherwise be specifically set forth in this Agreement. Purchaser acknowledges and agrees that, except with respect to the representations and warranties contained herein, it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and the representations and warranties of Seller expressly contained herein, and releases Seller and the Affiliates of Seller from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing reports: (a) Construction Acquisitions Report dated July 30, 1985, (b) the Environmental Site Evaluation dated August 14, 1990 prepared by Environmental Risk Consultants, Inc., (c) the Update Phase I Environmental Site Assessment dated December 10, 1992 prepared by Law Engineering, Inc. and Law Environmental, and
(d) the Architectural/Engineering Assessment Phase One Environmental Assessment dated July 17, 1995 prepared by Omni Associates, Inc. (collectively, the "Existing Report"). Except as expressly set forth herein, Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report, except with respect to a breach of a representation or warranty of Seller contained herein.
Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. Subject to the provisions set forth below and subject to the provisions of Paragraph 25 below, the closing of this transaction (the "Closing") shall be on December 2, 1996 (the "Closing Date"), at the loop office of Title Insurer, Chicago, Illinois, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Chicago, Illinois, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.
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     Simultaneously with the execution of this Agreement, Seller and Purchaser have entered into a separate agreement for the sale of certain other property (the "Other Property"). The conveyance of the Other Property shall occur simultaneously with the Closing on the Closing Date through an escrow with Title Insurer, and neither party shall be obligated to consummate the closing if the closing on the Other Property does not occur simultaneously.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, (a) Purchaser shall deliver in Escrow to Title Insurer the balance of the Purchase Price and an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 hereof, and (b) Purchaser and Seller shall each execute and deliver in Escrow to the Title Insurer such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement and allow the Title Insurer to issue the Endorsements, including, but not limited to: (i) an ALTA Statement; (ii) a GAP Undertaking; (iii) complete state, county and local transfer tax declarations, to the extent applicable; and (iv) all applicable partnership and corporate resolutions and/or certificates of existence.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2.    Intentionally Deleted;

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, any warranties, certificates, licenses, permits and existing termite bonds and the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7.  keys to the improvements;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          9.2.11. an updated rent roll, certified by Seller as being actual and complete.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY, TOGETHER WITH ANY INTEREST ACCRUED THEREON, PLUS ACTUAL DOCUMENTED THIRD PARTY EXPENSES PAID OR INCURRED BY PURCHASER IN CONNECTION WITH THIS AGREEMENT, BUT NOT TO EXCEED THE AMOUNT OF THE EARNEST MONEY ON DEPOSIT WITH THE ESCROW AGENT AT THE TIME OF DEFAULT, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits and, if applicable under the laws of the State of North Carolina, interest thereon (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes, operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. In addition, subject to the provisions of Paragraph 25 below, Purchaser shall give Seller a credit at closing for all escrows, reserves and holdbacks held by the lender under the Loan Documents, which escrows, reserves and holdbacks shall be assigned to Purchaser. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date, after the payment to Purchaser of all current basic rent, shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser's principals or Purchaser's nominee owns a controlling interest, provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to (a) CB Commercial Real Estate Group ("Seller's Broker") (to be paid by Seller) and (b) to First Group Properties ("Purchaser's Broker") (to be paid by Purchaser). Seller's commission to Seller's Broker shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes, and Purchaser's commission to Purchaser's Broker shall only be payable in the event that the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, other than to Seller's Broker or to Purchaser's Broker. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James Mendelson or Michael Becker, the manager of the Property (the "Asset Manager", and James Mendelson and the Asset Manager are collectively referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall be remade at Closing, subject to Paragraph 16.5: (a) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (b) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (c) the rent roll attached hereto as Exhibit M, which Seller will update as of the Closing Date, is actual and complete as of the date set forth thereon, (d) the Seller has not given or suffered any assignment, pledge or encumbrance with respect to any of the tenant leases or its interests thereunder except as additional collateral for the existing loan secured by the Property; (e) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any building, zoning or Environmental Law with respect to the Property, Seller has no knowledge of the existence of any environmental or engineering reports, other than the Existing Report; (f) there are and shall be no liens, claims or unpaid taxes against Seller and/or applicable to the Property for federal withholding taxes or state sales, retailor occupation or unemployment taxes, or any other taxes or charges whatsoever, except general real estate taxes and special assessments, if any, which are not yet due and payable, and Seller shall obtain all appropriate releases and make all necessary filings required under applicable law; (g) Seller's Representative has not received any notice from any insurance company of any defects or inadequacies in the Property which might adversely affect the insurability of the Property; (h) no fact or condition exists to Seller's knowledge which would result in the termination of access to the Property from any adjoining public or private streets or ways or which would result in discontinuation of adequate sewer, water, gas, electric, telephone or other utility service; (i) Seller has no knowledge of any pending or threatened special taxes or assessments with respect to the Property, or any proposed increase in the assessed valuation of the Property for real estate tax purposes; (j) Seller has no knowledge of any representations made to the tenants of the Property relating to repairs, alterations and/or other matters which will not have been performed or otherwise satisfied to Purchaser's reasonable satisfaction prior to the Closing Date; (k) neither this Agreement, nor anything required to be done under this Agreement, violates or shall violate any contract, agreement or instrument to which Seller is a party or which affects the Property or any part thereof, and the sale, conveyance or assignment of the Property contemplated under this Agreement does not require the consent of any party, other than Lender, which has not been obtained, and

(l) there are no contracts that Purchaser must assume, other than the Service Contracts.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement, and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.6 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations and warranties contained herein shall survive Closing for a period of ninety (90) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of ninety (90) days immediately following Closing).

     16.6. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, including the maintenance of the current tenant rental qualification standards, subject to reasonable wear and tear and casualty. Seller further covenants that with respect to security deposits and delinquent rents, after the date of this Agreement, none of the security deposits shall be applied by Seller to delinquent rents, unless such tenant shall have vacated the Property or been evicted from the Property prior to the Closing Date.

17.  LIMITATION OF LIABILITY.

     17.1. Neither Seller nor Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing, shall be $150,000 (or $250,000, if Purchaser has made the Additional Earnest Money Deposit). Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than $150,000 (or $250,000, if Purchaser has made the Additional Earnest Money Deposit).

     17.3. Seller further agrees not to distribute $250,000 of the proceeds of the Purchase Price to its partners for the longer of (a) ninety (90) days after the Closing and (b) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the ninety (90) days after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds, and further provided that, at the end of the ninety (90) day period, Seller shall be entitled to distribute all proceeds of the Purchase Price in excess of the aggregate amount of the Claims theretofore made in writing by Purchaser.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:      c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  James Mendelson
                         (847) 267-1600
                         (847) 317-4462 (FAX)
             and to:     Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

        TO PURCHASER:    Group One Investments, Inc.
                         77 West Washington Street
                         Suite 1005
                         Chicago, Illinois  60602
                         Attention:  Robert Weitzman
                         (312) 346-3434
                         (312) 346-2382 (FAX)

     and one copy to:    Much, Shelist, Freed, Denenberg
                         Ament, Bell & Rubenstein, P.C.
                         200 N. LaSalle Street
                         Suite 2100
                         Chicago, Illinois  60601
                         Attention:  Michael Sadoff, Esq.
                         (312) 621-1494
                         (312) 621-1750 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Initial Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of North Carolina, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. ASSUMPTION OF LOAN. The Property is currently encumbered by that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement (the "Mortgage") by Seller to Berkshire Mortgage Finance Limited Partnership (the "Lender"), dated as of September 15, 1995, which secures that certain Multifamily Note (the "Note") made by Seller in favor of Lender in the original principal amount of Seventeen Million Dollars ($17,000,000.00), that certain Replacement Reserve and Security Agreement by and between Lender and Seller, dated September 15, 1995 (the "Replacement Reserve Agreement"), and that certain Completion/ Repair and Security Agreement by and between Lender and Seller, dated September 15, 1995 (the "Completion Reserve Agreement", and the Mortgage, the Note, the Replacement Reserve Agreement, the Completion Reserve Agreement, together with all other documents or instruments entered into in connection with the Mortgage and the Note, are hereinafter referred to as the "Loan Documents"). Seller has delivered to Purchaser copies of the Note, the Mortgage, the Replacement Reserve Agreement and the Completion Reserve Agreement. In addition, within ten (10) business days of the date hereof, Seller shall provide Purchaser with a list of all escrows, reserves and holdbacks held by Lender under the Loan Documents.

     The parties acknowledge that, in accordance with the terms of the Completion Reserve Agreement, as heretofore amended, Seller is obligated to complete the repairs described on Exhibit N attached hereto (the "Repairs") on or before October 31, 1996 (the "Deadline"). Seller covenants and agrees that it shall diligently pursue the completion of the Repairs at all times after the execution of this Agreement and that it shall use its best efforts to complete the Repairs prior to the Closing. In the event that Seller completes the Repairs to the satisfaction of Lender prior to the Closing, Seller shall be entitled to receive all remaining "Collateral Account Funds" (as defined in the Completion Reserve Agreement). In the event that a portion, but not all, of the Repairs have been completed prior to Closing (a) Seller shall use its best efforts to have Lender extend the Deadline to a date that is acceptable to Purchaser, (b) Seller shall be entitled to receive that portion of the Collateral Account Funds attributable to the Repairs that have been completed, as determined by Lender, (c) Seller shall assign all of its right, title and interest in the remaining Collateral Account Funds (after its receipt of the funds described in (b) above) (the "Remaining Collateral Funds"), to Purchaser at the time of Closing, without any credit to the Purchase Price, and (d)

Purchaser shall assume the obligation of completing the Repairs, as required by the Loan Documents. Purchaser and Seller agree to "reprorate" the cost of completing the Repairs within thirty (30) days of the completion of the Repairs, as follows. Upon the completion of the Repairs, Purchaser shall advise Seller in writing of (a) the actual amount spent by Purchaser to complete the Repairs (the "Repair Cost"), and (b) the amount of the Remaining Collateral Funds disbursed to Purchaser pursuant to the Completion Reserve Agreement, and shall provide evidence of same to Seller. In the event that the Repair Cost exceeds the Remaining Collateral Funds, Seller shall pay said excess amount to Purchaser, and in the event that the Remaining Collateral Funds exceed the Repair Cost, Purchaser shall pay said excess amount to Seller, in either event, within thirty (30) days after the aforesaid notice is sent by Purchaser to Seller. The parties' agreement to reprorate as set forth in this paragraph shall survive closing.

     Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Seller agree that the obligation of each party to consummate the transactions contemplated by this Agreement are contingent upon the occurrence of the following on or before the Closing Date (collectively, the "Lender's Conditions Precedent"): (a) Lender consenting, in writing, to (i) the assumption by Purchaser of Seller's obligations under the Loan Documents on terms reasonably acceptable to Purchaser and (ii) a release by Lender of Seller from any liability under the Loan Documents (together, the "Lender Consent"), and (b) Lender's executing and delivering to Seller and Purchaser an estoppel letter stating that there are no defaults under the Loan Documents, and listing all escrows, reserves and holdbacks held by Lender under the Loan Documents (the "Estoppel"), which Estoppel may, at Lender's option, be incorporated into
the terms of the Lender Consent.   Purchaser acknowledges that for purposes of
this Agreement, the Lender Consent shall be deemed reasonable if it provides
(x) for the assumption by Purchaser of Seller's obligations under the Loan Documents on terms and conditions which do not expand the existing obligations under the Loan Documents, and (y) the aggregate costs charged by Lender for giving the Lender consent do not exceed the sum of (i) an assumption fee in a maximum amount of one percent (1%) of the outstanding principal balance of the Note (the "Assumption Fee"), (ii) a $3,000 non-refundable application fee, and
(iii) the reasonable out-of-pocket costs and expenses of the Lender incurred in connection with the assumption, to the extent such costs and expenses exceed $3,000 (said costs are hereinafter collectively referred to as the "Lender Consent Costs"). The Lender Consent Costs shall be apportioned between Seller and Purchaser as follows: (1) Seller shall pay the Assumption Fee; (2) Purchaser shall pay the next $3,000 of the Lender Consent Costs; (3) Seller shall pay the next $3,000 of the Lender Consent Costs after the payment described in (2) above; and (4) all other Lender Consent Costs shall be shared equally between Seller and Purchaser. Purchaser agrees to promptly commence and diligently pursue obtaining the Lender Consent and the Estoppel. Purchaser shall keep Seller advised of and allow Seller to participate in the process of obtaining the Lender Consent and the Estoppel, and Seller agrees to cooperate with Purchaser in Purchaser's efforts to obtain the Lender Consent and the Estoppel.

     Purchaser shall immediately notify Seller upon the satisfaction of the Lender's Conditions Precedent. Subject to the provisions of the last sentence of this paragraph, if Purchaser is unable to satisfy the Lender's Conditions Precedent on or before the Closing Date, then this Agreement shall be terminated. If this Agreement is terminated in accordance with the immediately preceding sentence, then (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and (iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding anything to the contrary contained herein, either party shall have the right to extend the Closing Date for up to an additional thirty (30) days, if necessary, in order to satisfy the Lender's Conditions Precedent, which right shall be exercised by providing written notice of same to the other prior to the Closing Date.

     Provided that the Lender's Conditions Precedent are satisfied, at the Closing (a) Purchaser shall assume all of Seller's obligations under the Loan Documents and (b) Seller shall be released from any liability under the Loan Documents. In connection therewith, Purchaser and Seller agree to execute customary and necessary documents reflecting such assumption and such release reasonably required by the Lender and reasonably acceptable to Purchaser and Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              GROUP ONE INVESTMENTS, INC., an Illinois corporation


                              By:   /s/ Robert H. Weitzman
                                   -----------------------------------
                              Name:
                                   -----------------------------------
                              Its:      President
                                   -----------------------------------


                              SELLER:


                              100 PROVIDENCE SQUARE LIMITED
                              PARTNERSHIP, an Illinois limited partnership

                              By: Balcor Current Income Partners-85, Inc., an Illinois corporation, its general partner


                              By:   /s/ John K. Powell, Jr.
                                   ------------------------------------
                              Name:
                                   ------------------------------------
                              Its:      President
                                   ------------------------------------

                                                            Providence Square


                    of CB Commercial Real Estate ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   CB COMMERCIAL GROUP REAL ESTATE


                                   By:
                                        -----------------------------------

                                                            Providence Square


                         of First Group Properties ("Purchaser's Broker")
executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Purchaser as a result of the transaction described in this Agreement is as set forth in that certain __________________, dated __, 199_ between Purchaser and Purchaser's Broker. Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Purchaser at the Closing for the fee or commission due Purchaser's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.


                                   FIRST GROUP PROPERTIES


                                   By:
                                        ------------------------------------

                                   Exhibits

A    -    Legal

B    -    Intentionally Deleted

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Intentionally Deleted

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Intentionally Deleted

M    -    Rent Roll

N    -    Repair Items